Exhibit 99.2

[Translation]

Voting Card

To: Kanto Auto Works, Ltd.

Number of voting right(s):

I hereby exercise my voting right(s) as follows (as indicated by circling “Approve” or “Disapprove”), with respect to the agenda item proposed for resolution at the Extraordinary General Shareholders’ Meeting of Kanto Auto Works, Ltd. to be held on November 24, 2011 (including any continued or adjourned meetings).

                    , 2011

Note: Your vote will be considered as indicating “Approve” to the agenda item if there is no indication of “Approve” or “Disapprove”.

Kanto Auto Works, Ltd.

Agenda Item	Approve	Disapprove

--------------------------------------- Cut here to return the form ---------------------------------------------

Number of voting right(s):

Number of shares held by you as of the record date:                      shares

Note: The number of voting rights is one (1) voting right per unit.

Request to shareholders:

1.	When you attend the meeting in person, please submit this Voting Card to the reception desk of the meeting.

2.	If you are unable to attend the meeting in person, you may exercise your voting right(s) by indicating your approval or disapproval of the agenda item on the voting card, cut off this portion and send it back to the Company so as to have the voting card delivered to our office by no later than November 22, 2011 (Japan time)

Shareholder ID Number:

Kanto Auto Works, Ltd.